                                                                 EXHIBIT - 11.01
STATEMENT REGARDING COMPUTATION OF PER SHARE DATA

                         FIREARMS TRAINING SYSTEMS, INC.
          STATEMENT REGARDING COMPUTATION OF EARNINGS PER COMMON SHARE
                                 (In thousands)

                                                  BASIC EARNINGS                     DILUTED EARNINGS
                                                     PER SHARE                           PER SHARE
                                                 SIX MONTHS ENDED                    SIX MONTHS ENDED
                                                   SEPTEMBER 30,                       SEPTEMBER 30,
                                           ---------------------------         ---------------------------
                                             2000              1999              2000              1999
                                           ---------------------------         ---------------------------
Weighted average common and common
   shares outstanding                         37,383            20,746            37,383            20,746

Shares issued upon assumed exercise
   of outstanding options                         --                --                --                --
                                           ---------         ---------         ---------         ---------

Weighted average common and common
   equivalent shares outstanding              37,383            20,746            37,383            20,746

Net income                                 $ (10,126)        $  (4,007)        $ (10,126)        $  (4,007)
                                           =========         =========         =========         =========

Earnings per share                         $   (0.27)        $   (0.19)        $   (0.27)        $   (0.19)
                                           =========         =========         =========         =========



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